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                       PRESS RELEASE DATED APRIL 17, 2002




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                                 *PRESS RELEASE*


Contact:
B. Jack Johnson, President and Chief Executive Officer
(256) 718-4203
         or
Rod Schlosser, Chief Financial Officer
(256) 718-4206
102 South Court Street
Florence, Alabama 35631


             FIRST SOUTHERN BANCSHARES'S COMMON STOCK TO BE DELISTED FROM THE NASDAQ NATIONAL MARKET(R)EFFECTIVE APRIL 24, 2002

          Florence, Alabama (April 17, 2002). First Southern Bancshares, Inc. (the "Company") (Nasdaq/NMS: FSTH), the holding company for First Southern Bank, announced today that it received a Nasdaq Staff Determination on April 16, 2002, indicating that it fails to comply with the audited financial statement requirement for continued listing set forth in Marketplace Rule 4310(c)(14), as well as the current net tangible asset requirement and the new stockholders' equity requirement for continued listing set forth in Marketplace Rule 4450(a)(3), and, therefore, its common stock is subject to delisting from The Nasdaq National Market(R) effective at the opening of business on April 24, 2002. The Company does not intend to appeal Nasdaq's decision. Effective with the opening of trading on April 18, 2002, the Company's common stock will trade under the symbol "FSTHE" until delisting.

          The Company's Annual Report on 2001 Form 10-KSB, filed with the Securities and Exchange Commission on April 15, 2002, includes a disclaimer opinion by the Company's independent auditors on the Company's 2001 financial statements. Based on the financial statements, Nasdaq calculations indicate that the Company's net tangible assets and stockholders' equity were both approximately $1.5 million at December 31, 2001, which fails to meet the current net tangible asset requirement of $4 million and the stockholders' equity requirement of $10 million that will replace the net tangible asset requirement effective November 1, 2002.

          The Company's common stock is ineligible for quotation on The Nasdaq SmallCap Market(sm) and the OTC Bulletin Board(R) because the Company is not deemed to be current with its periodic securities filing requirements as a result of the issuance of the disclaimer opinion. However, the common stock is eligible upon delisting for quotation on the "Pink Sheets," a quotation service for over-the-counter securities, by participating brokers.

          First Southern Bank is headquartered in Florence, Alabama, and operates through its main/executive office in Florence and four other full-service offices located in Lauderdale and Colbert Counties in Northwest Alabama.




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THIS PRESS RELEASE MAY CONTAIN "FORWARD-LOOKING STATEMENTS" AS DEFINED UNDER THE
FEDERAL SECURITIES LAWS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO NUMEROUS ASSUMPTIONS, RISKS AND UNCERTAINTIES BECAUSE OF THE POSSIBILITY OF CHANGES IN UNDERLYING FACTORS AND ASSUMPTIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS FOR A VARIETY OF FACTORS INCLUDING: THE ABILITY OF THE BANK TO COMPLY WITH THE REQUIREMENTS OF LAWS AND REGULATIONS AND REGULATORY AGREEMENTS APPLICABLE TO THE COMPANY AND FIRST SOUTHERN BANK; SHARP AND RAPID CHANGES IN INTEREST RATES; SIGNIFICANT CHANGES IN THE ECONOMIC SCENARIO FROM THE CURRENT ANTICIPATED SCENARIO WHICH COULD MATERIALLY CHANGE ANTICIPATED CREDIT QUALITY TRENDS AND THE ABILITY TO GENERATE LOANS; SIGNIFICANT DELAY IN OR INABILITY TO EXECUTE STRATEGIC INITIATIVES DESIGNED TO INCREASE CAPITAL, REDUCE NON-PERFORMING LOANS AND CLASSIFIED ASSETS, GROW REVENUES AND CONTROL EXPENSES; AND SIGNIFICANT CHANGES IN ACCOUNTING, TAX OR REGULATORY PRACTICES OR REQUIREMENTS. BECAUSE OF THE RISKS AND UNCERTAINTIES INHERENT IN FORWARD-LOOKING STATEMENTS, READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THEM, WHETHER INCLUDED IN THIS PRESS RELEASE OR MADE ELSEWHERE FROM TIME TO TIME BY THE COMPANY OR ON ITS BEHALF. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.